As filed with the Securities and Exchange Commission on October 21, 2014

Registration No. 333-167236

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUAL ENERGY LTD.

(Exact name of Registrant as specified in its charter)

Delaware	98-0533758
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

15 West 6th Street, Suite 1100, Tulsa, OK	74119
(Address of Principal Executive Offices)	(Zip Code)

Equal Energy Ltd. Stock Option Plan (2010)

and

Equal Energy Ltd. Restricted Share and Performance Share Incentive Plan (2010)

(Full title of the plan)

Louis G. Schott

Secretary and Treasurer

15 West 6th Street; Suite 1100

Tulsa, OK 74119

(Name and address of agent for service)

(918) 392-4793

(Telephone number, including area code, of agent for service)

COPY TO:

R. Scott Falk, P.C.

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment filed by Equal Energy Ltd., a Delaware corporation (“Equal” or the “Company”), shall remove from registration all common shares, no par value, of the Company, registered under the Registration Statement on Form S-8 (No. 333-167236), filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 1, 2010, pertaining to the registration of 1,590,252 common shares issuable pursuant to the Equal Energy Ltd. Stock Option Plan (2010) and 600,000 common shares issuable pursuant to the Equal Energy Ltd. Restricted Share and Performance Share Incentive Plan (2010).

On December 6, 2013, the Company entered into an arrangement agreement (the “Arrangement Agreement”) with Petroflow Energy Corporation (“Petroflow”) and Petroflow Canada Acquisition Corp., a wholly-owned subsidiary of Petroflow (“Petroflow Sub”), providing for, among other things, Petroflow Sub to acquire all of the issued and outstanding common shares of the Company (the “Arrangement”). The Arrangement was completed on July 31, 2014.

As a result of the Arrangement, the Company has terminated any and all offerings of its securities pursuant to its existing Registration Statement on Form S-8 (No. 333-167236). In accordance with the undertakings made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on October 21, 2014.

Equal Energy Ltd.

By:	/s/ Louis G. Schott
Name: Louis G. Schott
Title: Secretary and Treasurer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement, in reliance upon Rule 478 under the U.S. Securities Act of 1933, as amended.